Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made and entered into as of March 12, 2020, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ACADIA PHARMACEUTICALS INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A.

Landlord and Tenant are parties to the Office Lease dated October 4, 2018 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated December 23, 2019 (the "First Amendment", and together with the Office Lease, the "Lease"), whereby Tenant leases approximately 97,628 rentable ([…***…] usable) square feet of space (the "Premises") comprised of (i) approximately 67,020 rentable ([…***…] usable) square feet of space, commonly known collectively as Suites 400 and 500 (the "400/500 Premises"), consisting of the entirety of the fourth (4th) and (5th) floors within that certain building located at 12830 El Camino Real, San Diego, California ("Building"), and (ii) approximately 30,608 rentable ([…***…] usable) square feet of space, commonly known as Suite 200 (the "200 Premises"), consisting of the entirety of the second (2nd) floor within the Building.

B.

Tenant desires to exercise its right to the entire Additional Improvement Allowance with respect to the 400/500 Premises pursuant to Section 2.1 of the Work Letter attached to the Office Lease as Exhibit B (the "Work Letter") and, in connection therewith, Landlord and Tenant desire to memorialize the resulting Additional Monthly Base Rent and to amend the Lease as hereinafter provided.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

2.Additional Improvement Allowance for the 400/500 Premises.  Pursuant to Section 2.1 of the Work Letter, Tenant elected to use the entirety of the Additional Improvement Allowance available with respect to the 400/500 Premises (i.e., an amount equal to $[…***…]) and accordingly, the same shall be utilized and disbursed pursuant to the terms of the Work Letter and the total Improvement Allowance to which Tenant is entitled with respect to the 400/500 Premises shall be increased accordingly, to a total amount of $[…***…].

3.Additional Monthly Base Rent for the 400/500 Premises.  Pursuant to Section 2.1 of the Work Letter, as a result of Tenant's use of the Additional Allowance with respect to the 400/500 Premises as set forth in Section 2 above, (i) the Additional Monthly Base Rent shall be equal to $[…***…] per month, and (ii) the monthly installments of Base Rent otherwise attributable to the 400/500 Premises shall be increased by such Additional Monthly Base Rent for each Lease Month during the Lease Term (other than during the Base Rent Abatement Period) (i.e., for a total of 120 full calendar months of Additional Monthly Base Rent payments). In connection therewith, the Base Rent with respect to the 400/500 Premises in Section 4 of the Summary of Basic Lease Information to the Office Lease (as replaced by Exhibit A-2 attached to the First Amendment), shall be amended and restated in its entirety as follows:

400/500 Premises
Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent
Lease Commencement Date – Lease Month 12◊	[…***…]	[…***…]
Lease Month 13 – Lease Month 24	[…***…]	[…***…]
Lease Month 25 – Lease Month 36	[…***…]	[…***…]
Lease Month 37 – Lease Month 48	[…***…]	[…***…]
Lease Month 49 – Lease Month 60	[…***…]	[…***…]
Lease Month 61 – Lease Month 72	[…***…]	[…***…]
Lease Month 73 – Lease Month 84	[…***…]	[…***…]
Lease Month 85 – Lease Month 96	[…***…]	[…***…]
Lease Month 97 – Lease Month 108	[…***…]	[…***…]
Lease Month 109 – Lease Month 120	[…***…]	[…***…]
Lease Month 121 – Lease Expiration Date	[…***…]	[…***…]

◊Subject to the terms set forth in Section 3.2 below, the Base Rent attributable to the […***…] period commencing on the […***…] of the […***…] of the Lease Term and ending on the […***…] of the […***…] of the Lease Term shall be abated (and during which period no Additional Monthly Base Rent is otherwise due and owing).

4.First Month of Additional Monthly Base Rent.  Concurrent with Tenant's execution and delivery of this Second Amendment, pursuant to Section 2.1 of the Work Letter, Tenant shall deliver to Landlord the first full calendar month of Additional Monthly Base Rent (i.e., an amount equal to $[…***…]).

5.Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent occurring by, through, or under the indemnifying party.  The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6.Signatures. The parties hereto consent and agree that this Second Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’ s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Second Amendment using electronic signature technology, by clicking “ SIGN” , such party is signing this Second Amendment electronically, and (2) the electronic signatures appearing on this Second Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

7.No Further Modification; Conflict.  Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect.  In the event of a conflict between the terms of the Lease and this Second Amendment, this Second Amendment shall prevail.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD":

KILROY REALTY, L.P.,

a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation

Its: General Partner

	By:	/s/ Jeff Hawken
	Name:	Jeff Hawken
	Its:	COO

	By:	/s/ Nelson Ackerly
	Name:	Nelson Ackerly
	Its:	Senior Vice President, San Diego

"TENANT":

ACADIA PHARMACEUTICALS INC.,

a Delaware corporation

By:	/s/ Steve Davis
Name:	Steve Davis
Its:	Chief Executive Officer

By:	/s/ Elena Ridloff
Name:	Elena Ridloff
Its:	Executive Vice President and Chief Financial Officer